STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 03/18/2002
                                                             020276599 - 3504038

                                 /S/ EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                           CORPORATE STRATEGIES, INC.

ARTICLE ONE

Name: The name of the Corporation is Corporate Strategies, Inc.

ARTICLE TWO

Duration: The Corporation shall have perpetual existence.

ARTICLE THREE

Purpose: The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The post office address of the initial registered office of the Corporation and the name of its initial registered agent and its business address is Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, DE 19808 New Castle County

ARTICLE FIVE

Shares: The total number of shares of stock which the Corporation shall have authority to issue is 330:000,000 shares, consisting of 300,000,000 shares of Common Stock having a par value of $.0001 per share and 30,000,000 shares of Preferred Stock having a par value of $.0001 per share.

The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:


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A. The number of shares constituting that series and the distinctive designation of that Series;

B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;; and

H. Any other relative rights, preferences and limitations of that series.

ARTICLE SIX

Commencement of Business: The Corporation is authorized to commence business as soon as its certificate of incorporation has been filed.

ARTICLE SEVEN

The name and address of the incorporator is as follows:

Seth A. Farbman 301 Eastwood Road Woodmere, NY 11598

ARTICLE EIGHT

Pre-Emptive Rights: No Shareholder or other person shall have any preemptive rights whatsoever.

ARTICLE NINE

By-Laws: The initial by-laws shall be adopted by the Shareholders or the Board of Directors. The power to alter, amend, or repeal the by-laws or adopt new by-laws is vested in the Board of Directors, subject to repeal or change by action of the Shareholders.


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ARTICLE TEN

Number of Votes: Each share of Common Stock has one vote on each matter on which the share is entitled to vote.

ARTICLE ELEVEN

Majority Votes: A majority vote of a quorum of Shareholders (consisting of the holders of a majority of the shares entitled to vote, represented in person or by proxy) is sufficient for any action which requires the vote or concurrence of Shareholders, unless otherwise required or permitted by law or the by-laws of the Corporation.

ARTICLE TWELVE

Non-Cumulative Voting: Directors shall be elected by majority vote. Cumulative voting shall not be permitted.

ARTICLE THIRTEEN

Indemnification

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. (iii) pursuant to Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE FOURTEEN Limitation On Director Liability

A. Scope of Limitation. No person, by virtue of being or having been a director of the Corporation, shall have any personal liability for monetary damages to the Corporation or any of its Shareholders for any breach of fiduciary duty except as to the extent provided in Paragraph (B).

B. Extent of Limitation. The limitation provided for in this Article shall not eliminate or limit the liability of a director to the Corporation or its shareholders for any breach of the director's duty of loyalty to the Corporation or its Shareholders (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Section 174 of the General Corporation Law of Delaware or (iv) for any transaction for which the director derived an improper personal benefit.


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IN WITNESS WHEREOF,  the incorporator  hereunto has executed this certificate of incorporation on this 18th day of March, 2002.

                                       /s/ Seth A. Farbman
                                       -----------------------------
                                       Seth A. Farbman, Incorporator

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